EXPENSE LIMIT AGREEMENT

                  Expense Limit Agreement made as of January 1, 2006, between
Pioneer Investment Management, Inc. ("PIM"), on behalf of itself and its affiliates, Pioneer Investment Management Shareholder Services, Inc. ("PIMSS") and Pioneer Funds Distributor, Inc. ("PFD"), and each of the Pioneer Funds listed on Annex A (each a "Fund").

        Whereas PIM, PIMSS and PFD wish to reduce the expenses of each Fund; and

        Whereas each Fund wishes to have PIM enter into such an agreement.

        Now therefore the parties agree as follows:

         SECTION 1 Special Class A Limitations. The expenses attributable to each class of shares of the Funds listed on Annex B shall be reduced, if necessary, so that the Ordinary Operating Expenses (as defined below) of each Fund attributable to such class of shares do not exceed the percentage of average daily net assets attributable to the applicable class of shares of such Fund set forth on Annex B. This expense limitation shall be effected first by PIMSS waiving transfer agency fees and expenses allocated to the applicable class of shares. If waiving transfer agency fees and expenses alone is not sufficient to achieve the expense limitation reflected in Annex B, PFD shall waive Rule 12b-1 fees attributable to the applicable class of shares. In the event that waiving transfer agency fees and expenses and Rule 12b-1 fees attributable to a class of shares is not sufficient to achieve the expense limitation reflected in Annex B, PIM shall reimburse other expenses or waive other fees ("Fund-wide Expenses") to the extent necessary to further reduce the expenses attributable to that class of shares to the percentage of average daily net assets reflected in Annex B. In the event that PIM waives or reimburses any Fund-wide Expenses, PIM also agrees to waive or reimburse the Fund-wide Expenses attributable to any other authorized class of shares to the same extent that such expenses are reduced for the class of shares that required the reduction of Fund-wide Expenses. Notwithstanding the forgoing, in the event that pursuant to
Section 2, PIM is waiving or reimbursing Fund-wide Expenses with respect to a class of shares, the expenses of each class of shares shall be limited first by waiving or reimbursing Fund-wide Expenses to the extent required by Section 2 and then by waiving class specific expenses.

         SECTION 2 Expense Limitations for Other Funds. PIM agrees to limit the expenses attributable to each class of shares of each Fund listed in Annex C by waiving Fund-wide Expenses so that the Ordinary Operating Expenses of the Fund listed in Annex C with respect to the class of shares set forth in Annex C does not exceed the percentage of average daily net assets attributable to such class of shares on an annual basis. PIM also agrees to waive Fund-wide Expenses attributable to any other authorized class of a Fund's shares to the same extent that such expenses are reduced for the class of shares listed in Annex C. In no event, shall PFD be required to waive or PIM reimburse any fees payable under a Rule 12b-1 Plan with respect to the Funds listed in Annex C.

         SECTION 3 Amendment or Termination of Expense Limits. PIM may terminate or modify these expense limitations only in accordance with this Agreement. PIM agrees that the expense limitations set forth in Annex B may only be reduced after the date set forth with respect to such Fund in Annex B; provided, that Pioneer may extend the date reflected in Annex B from time to time. With respect to the Funds listed in Annex C, PIM shall be entitled to modify or terminate the expense limitation with respect to any fiscal year that commences subsequent to the date this Agreement is executed if, but only if, PIM elects to modify or terminate the expense limitation with respect to such subsequent fiscal year and such election is made prior to the effective date of the Fund's post-effective amendment to its Registration Statement on Form N-1A to incorporate the Fund's financial statements; provided that this Agreement shall remain in effect at all times with respect to a Fund until the Fund's then current prospectus is amended or supplemented to reflect the termination or modification of this Agreement.
The election by PIM referred to in the preceding sentence shall not be subject to the approval of a Fund or its Board of Trustees, but PIM shall notify the Board of Trustees in advance of the termination or modification of the expense limitation.

         SECTION 4 Termination of Expense Reimbursement Provisions.
Notwithstanding anything to the contrary in any predecessor to this Agreement, PIM agrees that it shall not be entitled to be reimbursed for any expenses that PIM, PIMSS or PFD has waived or limited.

         SECTION 5 Ordinary Operating Expenses. For purposes of this Agreement,
Ordinary Operating Expenses means all expenses of the Funds other than extraordinary expenses, such as litigation, taxes and brokerage commissions.

         SECTION 6 Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

                           --------------

         In witness whereof, the parties hereto have caused this Agreement to be signed as of the 1st day of January, 2006.


         Each of the Funds Listed on Annex A.



                                      By:        /s/ Osbert M. Hood
                                                 -------------------------------
                                      Name:      Osbert M. Hood
                                      Title:     Executive Vice President


                                      PIONEER INVESTMENT MANAGEMENT, INC.



                                      By:        /s/ Dorothy E. Bourassa
                                                 -------------------------------
                                      Name:      Dorothy E. Bourassa
                                      Title:     Secretary


                                 Annex A

Pioneer Short Term Income Fund






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


                                               Annex B

------------------------- ------------------------------- ------------------------------- -------------------------------
Fund                      Class A Expense Limit           Class B Expense Limit           Class C Expense Limit
----                      ---------------------           ---------------------           ---------------------
------------------------- ------------------------------- ------------------------------- -------------------------------
------------------------- ------------------------------- ------------------------------- -------------------------------
Pioneer Short Term        0.90% until January 1, 2009     1.80% until January 1, 2007     1.80% until January 1, 2007
Income Fund
------------------------- ------------------------------- ------------------------------- -------------------------------

                                             Annex C